Exhibit 5.1

[PrivateBancorp, Inc. Letterhead]
August 6, 2014
PrivateBancorp, Inc.
120 S. LaSalle Street
Chicago, Illinois 60603
Re: Registration Statement on Form S-8

Ladies and Gentlemen:
I am General Counsel and Corporate Secretary to PrivateBancorp, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) relating to up to 2,000,000 additional shares of the Company’s common stock, without par value (the “Common Stock”) that may be issuable from time to time under the PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan (the “Plan”).
In rendering this opinion letter, I have examined or am otherwise familiar with the Registration Statement and exhibits thereto. I have also examined and relied upon originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, including but not limited to the Company’s Restated Certificate of Incorporation, as currently in effect, the Company’s Amended and Restated By-Laws, as amended and as currently in effect, and have examined such questions of law as I have considered relevant and necessary as a basis for this opinion letter. I have relied, as to various questions of fact material thereto, upon the oral or written representations of officers of the Company.
Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and based on the number of shares of Common Stock outstanding as of the date of this opinion letter, it is my opinion that the shares of Common Stock, if and when issued by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable.
I am duly licensed to practice law in the State of Illinois and in rendering the opinion set forth herein, I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect. I express no opinion as to the laws of any jurisdiction or as to any local or municipal laws, ordinances, rules or regulations, or as to any state securities or blue sky laws. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading "Interests of Named Experts and Counsel" in the Registration Statement. In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Sincerely,

/s/ Jennifer R. Evans

Jennifer R. Evans
General Counsel and Corporate Secretary